EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into on the date set forth on the signature page hereto, to be effective as of November 1, 2017 (the “Effective Date”), by and between Live Nation Entertainment, Inc., a Delaware corporation (together with its subsidiary and other affiliated entities, the “Company”), and Michael Rapino (the “Executive”).
WHEREAS, the Company, Live Nation Worldwide, Inc. and the Executive are parties to that certain employment agreement dated October 21, 2009 (as amended from time to time, the “2009 Agreement”), with a term expiring December 31, 2017.
WHEREAS, the Company and the Executive desire to terminate and forever extinguish the 2009 Agreement and, subject to Section 5(b) below, to have this Agreement supersede and replace in its entirety the 2009 Agreement, effective as of the Effective Date.
WHEREAS, the Company and the Executive desire to enter into an employment relationship under the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements included in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
1.    Employment. The Company hereby agrees to employ the Executive as its President and Chief Executive Officer, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.
2.    Term. The period of employment of the Executive by the Company under this Agreement (the “Employment Period”) shall commence as of the Effective Date and shall have a term expiring on December 31, 2022. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.
3.    Position and Duties. During the Employment Period, the Executive shall continue to serve as President and Chief Executive Officer of the Company, and shall report solely and directly to the Board of Directors of the Company (the “Board”). The Executive shall have those powers, responsibilities, duties and authority normally associated with the positions of President and Chief Executive Officer of entities comparable to the Company, including, without limitation, those powers, responsibilities, duties and authority the Executive had immediately prior to the Effective Date and those subsequently acquired. The Executive shall be the highest ranking executive of the Company (i.e., there shall be no executive of equal or higher ranking). The Executive shall have the sole authority to cause any Company business unit or operating division head, any executive officer of the Company and/or any other employee of the Company, to report directly to the Executive or another executive officer of the Company, subject to any applicable employment agreement now existing with such head or executive officer which requires them to report directly to the Executive or to his titled position. The Executive shall devote as much of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to satisfactorily perform his duties for the Company. Notwithstanding the above, the Executive shall be permitted, to the extent such activities do not substantially interfere with the performance by the Executive of his duties and responsibilities hereunder or violate Section 11 hereof, to (i) manage the Executive’s personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees (it being expressly understood and agreed that the Executive’s continuing to serve on any such boards and/or committees on which the Executive is serving, or with which the Executive is otherwise associated, as of the Effective Date shall be deemed not to interfere with the performance by the Executive of his duties and responsibilities under this Agreement) and (iii) deliver lectures or fulfill speaking engagements. During the Employment Period, for so long as the Executive remains an officer of the Company, the Board shall also nominate the Executive to serve as a member of the Board.
4.    Place of Performance. The principal place of employment of the Executive shall be at the Company’s principal executive offices in Los Angeles, California.
5.    Compensation and Related Matters.
(a)    Base Salary. During the Employment Period, the Company shall pay the Executive a base salary of $3,000,000 per year (“Base Salary”), less appropriate payroll deductions and all required withholdings. The Compensation Committee of the Board (the “Compensation Committee”) will review the Executive’s Base Salary at least annually and may increase (but not decrease, including from a level to which it was increased following the Effective Date) the Base Salary. The Executive’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices as they may be amended from time to time and prorated for any partial pay periods (but no less frequently than monthly).
(b)    Performance Bonus. In addition to Base Salary, the Executive shall be eligible to receive an annual cash bonus (the “Performance Bonus”), with a target amount equal to 200% of the Executive’s highest annual Base Salary rate during the calendar year for which the Performance Bonus is being paid (the “Target Bonus”), less appropriate payroll deductions and all required withholdings; provided that the Compensation Committee will review the Executive’s target bonus at least annually and may increase (but not decrease, including from a level to which it was increased following the Effective Date) the target bonus. The Compensation Committee will establish financial performance targets of the Company as measured in the achievement of Adjusted Operating Income as defined by the Company (“Target AOI”) and will promptly inform the Executive of such Target AOI upon its establishment for each relevant year (which shall occur no later than the ninetieth day of each such year). The Executive shall have meaningful input with the Compensation Committee prior to the determination of the Target AOI for each calendar year, but the Compensation Committee will have final power and authority concerning the establishment of such goal(s). With respect to each calendar year during the Employment Period:

(i)    if the Company achieves the Target AOI for such year, then the Executive will receive the full Target Bonus;
(ii)    if the Company exceeds the Target AOI for such year, then the Executive will receive a Performance Bonus in excess of the Target Bonus, based on a range of Performance Bonuses in excess of the Target Bonus and based on a range of AOI in excess of the Target AOI, as such ranges are established by the Compensation Committee in its reasonable discretion no later than the ninetieth day of the commencement of each such year; and
(iii)    if the Company achieves less than the Target AOI for such year, then the Executive will receive a Performance Bonus which is less than the Target Bonus, based on a range of Performance Bonuses which are less than the Target Bonus and based on a range of AOI which is less than the Target AOI, as such ranges are established by the Compensation Committee in its reasonable discretion no later than the ninetieth day of the commencement of each such year.
The Target AOI will be subject to reasonable and equitable adjustment by the Compensation Committee to take into account material acquisitions, dispositions and other material extraordinary events; provided, that the parties hereto will use their reasonable best efforts to facilitate the payment of the bonuses hereunder on a basis that is consistent with such payments qualifying for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended and the regulations thereunder (the “Code”). The Performance Bonus, if earned, shall be paid in a lump sum by March 15 of the calendar year following the calendar year in which it is earned. As provided in Section 8(a)(i) below, the Executive will receive the Performance Bonus to which he is entitled for each full calendar year in which he was employed by the Company, even if the Executive is not employed on the actual date on which the Performance Bonus is paid or payable for such calendar year. The Executive will receive no Performance Bonus for calendar year 2017 under this Agreement, but rather will be entitled to any bonus payable under the 2009 Agreement, as if the 2009 Agreement had remained in effect for the full calendar year of 2017, with the following modifications: (i) ten-twelfths (10/12) of such bonus shall be calculated using the Executive’s Base Salary under the 2009 Agreement, (ii) two-twelfths (2/12) of such bonus shall be calculated using the Executive’s Base Salary under this Agreement, and (iii) a guaranteed $1,000,000 (which is in addition to the amount to be calculated pursuant to the 2009 Agreement and the preceding clauses (i) and (ii)) shall be paid. For clarification purposes, for the calendar year ending 2022, if this Agreement is not renewed or replaced to the mutual satisfaction of the parties and has not been earlier terminated, the Executive will be entitled to a Performance Bonus calculated and paid as set forth in this Section 5(b). Upon termination of employment, unpaid Performance Bonuses will be paid (to the extent payable) as described in Section 8 below. The financial performance targets established by the Compensation Committee for purposes of this Section 5(b) in each year during the Employment Period will be based on a stated level of AOI unless the Company and the Executive agree on a different measure of financial performance. If in any year the Compensation Committee establishes financial performance criteria applicable to other executives, whether in connection with cash performance bonuses, performance-based equity compensation or otherwise, the Compensation Committee will not make the Executive subject to a higher financial performance goal in connection with Section 5(b) of this Agreement than the highest performance goal established for any such other executive that is based on the same financial measure as that selected for the Executive.
(c)    Signing Equity Incentive Awards.
(i)    Time-Based Restricted Shares. In connection with the negotiation and execution of this Agreement, within 10 days after the date hereof, the Executive shall receive a grant of 289,505 shares of restricted Company common stock (the “Time-Based Restricted Shares”). The Time-Based Restricted Shares will vest and the restrictions thereon will lapse in equal installments on each of the first four anniversaries of the Effective Date, subject to and conditioned upon the Executive’s continued employment with the Company through each such vesting date. If the Executive’s employment with the Company terminates prior to the vesting of any of the Time-Based Restricted Shares (except as otherwise provided in this Section 5(c), Sections 8(a)(iv), 8(c) and 8(d)) such unvested Time-Based Restricted Shares will not vest and will be forfeited and terminated upon such termination.
(ii)    Performance Share Award. In connection with the negotiation and execution of this Agreement, within 10 days of the date hereof, the Executive shall receive an award of performance shares targeted at 700,000 restricted shares of Company common stock (the “Performance Shares”), subject to the threshold and maximum share payouts described below. Payment with respect to vested Performance Shares shall be made in restricted shares of common stock of the Company. The performance cycle (the “Performance Cycle”) with respect to the Performance Shares shall begin on the Effective Date and end on December 31, 2022. If, during any 60 trading days during the Performance Cycle (which days do not have to be consecutive), the closing price on the New York Stock Exchange (or successor trading market) for the Company’s common stock equals or exceeds a Target Stock Price set forth below, subject to the Executive’s continued employment through the 60th such trading day (except as otherwise set forth herein), the number of Performance Shares set forth below shall be issued as restricted shares of Company common stock as follows:

Target Stock Price	Restricted Shares Issued at Target Stock Price	Total Shares Vested
$41.45	0	0
$43.56	35,000	35,000
$45.76	35,000	70,000
$48.05	35,000	105,000
$50.43	35,000	140,000
$52.90	385,000	525,000
$55.47	175,000	700,000
$58.14	105,000	805,000
$60.90	126,000	931,000
$63.78	119,000	1,050,000
$66.76	140,000	1,190,000
$69.85	560,000	1,750,000

The Company’s Compensation Committee shall act promptly (and in any event within 10 days after such 60th trading day) to certify in writing such attainment and the vesting of Performance Shares associated therewith (in accordance with the table above), and shall within 10 days after such certification issue to the Executive that number of restricted shares of Company common stock underlying the vested Performance Shares set forth in the corresponding Restricted Shares Issued at Target Stock Price column in the table above (it being understood that a particular target may be achieved, and restricted shares issued in respect thereof, only once). The date on which a particular Target Stock Price is attained over a 60-day (nonconsecutive) period is referred to herein as an “Attainment Date.” The Executive must remain employed with the Company through a particular Attainment Date in order to receive the shares of restricted common stock underlying the relevant Performance Shares (except as otherwise provided in this Section 5(c), Sections 8(a)(iv), 8(c) and 8(d)), though the Executive shall still be entitled to receive such restricted shares if his employment terminates after a particular Attainment Date but prior to such time as the Compensation Committee certifies attainment.
The restricted shares of Company common stock issued in connection with a particular Attainment Date will vest and the restrictions thereon will lapse as follows: (i) 10% will vest on each of the first four anniversaries of the corresponding Attainment Date (to the extent such anniversary occurs on or before December 31, 2022), and (ii) all remaining unvested shares of restricted Company common stock will vest on December 31, 2022, subject to and conditioned in each case upon the Executive’s continued employment with the Company through the applicable vesting date. If the Executive’s employment with the Company terminates prior to the vesting of any of the restricted shares of Company common stock (except as otherwise provided in this Section 5(c), Sections 8(a)(iv), 8(c) and 8(d)), such unvested restricted shares of Company common stock will not vest and will be forfeited and terminated upon such termination.
(iii)    The equity incentive awards granted to the Executive pursuant to Sections 5(c)(i)-(ii) or otherwise after the Effective Date will be issued pursuant to the Company’s 2005 Stock Incentive Plan, as amended and restated from time to time (the “2005 Plan”), and will be subject to the terms and conditions of the form restricted stock agreement and performance share award agreement (together with the 2005 Plan, the “Plan Documents”), as the case may be, approved by the Compensation Committee. The Plan Documents shall provide that the vesting and lapsing of restrictions shall automatically accelerate on all unvested or restricted equity awards awarded to the Executive (including, without limitation, the Time-Based Restricted Shares, the Performance Shares (which shall vest as if the highest Target Stock Price (i.e., the $69.85 threshold set forth above) had been achieved) and any restricted shares of Company common stock issued in respect of Performance Shares) upon the occurrence of a Change of Control (as defined in the Plan Documents). In the event of a conflict between the terms and conditions set forth in this Agreement and the terms and conditions set forth in the Plan Documents, the terms of this Agreement shall control (it being understood that no conflict shall be deemed to exist to the extent the Plan Documents address or cover a matter not addressed or covered in this Agreement). For avoidance of doubt, any outstanding equity awards that were granted to the Executive prior to the Effective Date will continue to vest in accordance with their established vesting schedules, subject to acceleration and all other applicable provisions of this Agreement.
(d)    Expenses and Perquisites. The Company shall promptly reimburse the Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses, in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified generally with respect to senior executive officers of the Company. In addition, during the Employment Period, the Executive shall be entitled to an automobile allowance of $75,000 per year, to cover the Executive’s lease of an automobile appropriate to his position and related costs, which allowance shall be payable in cash in approximately equal installments no less frequently than monthly, less appropriate payroll deductions and all required withholdings. The amount of any such expenses paid for or reimbursed in one year shall not affect the amount eligible for payment or reimbursement in any subsequent year, and the Executive’s right to such payment or reimbursement shall not be subject to liquidation or exchange for any other benefit. In addition, the Company shall pay or reimburse the Executive for the fees of experts (legal, accounting, financial, etc.) which were incurred by him in connection with the negotiation of this Agreement.

(e)    Vacation. The Executive shall be entitled to the number of weeks of paid vacation per year for which he was eligible with the Company immediately prior to the Effective Date, but in no event less than four weeks annually. Unused vacation may be carried forward from year to year. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time. In addition to vacation, the Executive shall be entitled to the number of sick days and personal days per year that other senior executive officers of the Company with similar tenure are entitled to under the Company’s policies.
(f)    Services Furnished. During the Employment Period, the Company shall furnish the Executive with office space, stenographic and secretarial assistance and such other facilities and services no less favorable than what he was receiving with the Company immediately prior to the Effective Date or, if better, as provided to other senior executive officers of the Company.
(g)    Welfare, Pension and Incentive Benefit Plans. During the Employment Period, subject to the terms of the applicable plan documents and generally applicable Company policies, the Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives, including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. During the Employment Period, the Company shall provide to the Executive (and his spouse and dependents to the extent provided under the applicable plans or programs) the same type and substantially equivalent levels of participation and employee benefits (other than severance pay plans and, except with the express consent of the Board, incentive bonus programs other than as explicitly set forth in Section 5(b) and 5(c) hereof) as are being provided to other senior executives (and their spouses and dependents to the extent provided under the applicable plans or programs) on the Effective Date, subject to modifications affecting all senior executive officers. The Executive shall also be entitled to receive reimbursement for the cost of an annual executive physical examination during the Employment Period. Nothing herein shall, or shall be construed so as to, obligate the Company to adopt, maintain or continue any particular benefit plan, program or policy at any time.
6.    Termination. The Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:
(a)    Death. The Executive’s employment hereunder shall terminate upon his death.
(b)    Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been substantially unable to perform his duties hereunder notwithstanding the provision of reasonable accommodation for a period of six consecutive months, and within 30 days after written Notice of

Termination is given after such six-month period the Executive shall not have returned to the substantial performance of his duties, the Company shall have the right to terminate the Executive’s employment hereunder for “Disability,” and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.
(c)    Cause. The Company shall have the right to terminate the Executive’s employment for Cause by providing the Executive with a written Notice of Termination, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, “Cause” shall mean:
(i)the Executive’s willful and continued failure to perform his material duties with respect to the Company and its Affiliates which, if curable, continues beyond ten business days after a written demand for substantial performance is delivered to the Executive by the Company; or
(ii)willful or intentional engaging by the Executive in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company; or
(iii)the Executive’s conviction of, or a plea of nolo contendre to, a crime constituting (A) a felony under the laws of the United States or any state thereof or (B) a misdemeanor involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to the Company; or
(iv)the Executive’s committing or engaging in any intentional act of fraud, embezzlement, theft or other act of dishonesty against the Company or its Affiliates that causes material and demonstrable injury, monetarily or otherwise, to the Company; or
(v)the Executive’s material breach of any provision of Section 11 hereof that causes material and demonstrable injury, monetarily or otherwise, to the Company or its Affiliates.
The decision to terminate the Executive for Cause shall be determined by at least a majority of the members of the full Board at a meeting of the Board. This Section 6(c) shall not prevent the Executive from challenging in any arbitration or court of competent jurisdiction the Board’s determination that Cause exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination.
(d)     Good Reason. The Executive may terminate his employment for “Good Reason” by providing the Company with a written Notice of Termination at any time following the occurrence of the following events. The following events, without the written consent of the Executive, shall constitute Good Reason:

(i)reduction in the Executive’s Base Salary or annual incentive compensation opportunity or any failure to grant the Time-Based Restricted Shares or the Performance Shares in accordance with Section 5(c), other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten business days after the Executive gives the Company notice of such event; or
(ii)a breach by the Company of a material provision of this Agreement including, but not limited to, a breach of Section 3 (it being understood that a breach by the Company of any of its obligations contained in Section 3 shall constitute a material breach of a material obligation); or
(iii)failure to renominate the Executive for election to the Board at any annual meeting of stockholders of the Company at which his term as director is scheduled to expire; or
(iv)the Company requiring the Executive to report to anyone other than as set forth in Section 3 above; or
(v)substantial diminution in the Executive’s duties, responsibilities or authority, or the Executive’s removal as or a change in the Executive’s title from President and Chief Executive Officer of the Company, other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten business days after the Executive gives the Company notice of such event; or
(vi)the assignment to the Executive by the Company of duties inconsistent with the usual and customary duties associated with a president and chief executive officer of entities comparable to the Company; or
(vii)a transfer of the Executive’s primary workplace away from Los Angeles, California.
(e)    Without Cause. The Company shall have the right to terminate the Executive’s employment hereunder without Cause; provided, however, that any decision to so terminate shall be determined by at least a majority of the members of the full Board and by providing the Executive with a Notice of Termination at least 30 days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. In the event of termination pursuant to this Section 6(e), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the initial 30 days of the notice period or for any lesser remaining portion of such period, payable in accordance with the regular payroll practices of the Company.

(f)    Without Good Reason. The Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination at least 30 days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. In the event of termination pursuant to this Section 6(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the initial 30 days of the notice period or for any lesser remaining portion of such period, payable in accordance with the regular payroll practices of the Company.
7.    Termination Procedure.
(a)    Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 15. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
(b)    Date of Termination. Subject to Section 8(e)(ii) below, “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of death, (ii) if the Executive’s employment is terminated pursuant to Section 6(b), 30 days after a Notice of Termination (provided that the Executive shall not have returned to the substantial performance of his duties on a full-time basis during such 30 day period) and (iii) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date set forth in such Notice of Termination; provided, that such termination constitutes a “separation from service” from the Company within the meaning of Section 409A (as defined below).
8. Compensation Upon Termination or During Disability. In the event the Executive is disabled or his employment terminates during the Employment Period, the Company shall provide the Executive with the payments and benefits set forth below; provided, however, that any obligation of the Company to the Executive under Section 8(a), other than for the Final Compensation, is expressly conditioned upon the Executive signing, returning to the Company within 30 days after the Company’s delivery of the Separation Schedule (as defined below, which Separation Schedule must be provided by the Company to the Executive within 10 days of the termination of employment) (or, only to the extent required by applicable law, 45 days following the Date of Termination), and not revoking, a release of claims substantially in the form attached hereto as Exhibit A (the “Executive Release of Claims”). Following the Company’s receipt of the Executive Release of Claims and the expiration of any applicable revocation period, the Company shall execute a release of claims in favor of the Executive substantially in the form attached hereto as Exhibit B and the Executive Release of Claims shall not be effective unless and until the Company executes this Release (though, for avoidance of doubt, the Executive shall be entitled to the payments set forth in Section 8(a) below as long as the Executive has delivered and not revoked the Executive Release of Claims). The Executive Release of Claims required for separation benefits in accordance with Section 8(a) creates legally binding obligations on the part of the Executive, and the Company and its Affiliates therefore advise the Executive and his beneficiary or legal representative, as applicable, to seek the advice of an attorney before signing it.
Promptly, but not later than 10 days, after the Executive’s voluntary termination of employment hereunder for Good Reason or the termination of the Executive’s employment hereunder by the Company without Cause, the Company shall provide the Executive with a written statement of the amounts due pursuant to Sections 8(a)(i) and (ii) below (the “Separation Schedule”). The Company expressly acknowledges and agrees that the Executive Release of Claims excludes from its scope any claims by the Executive to enforce the Executive’s rights under this Section 8, and further acknowledges and agrees that the Executive’s execution and non-revocation of the Executive Release of Claims shall not in any way preclude, or be deemed to preclude, the Executive’s ability to enforce, in accordance with Section 13 below, his rights under this Section 8.  Notwithstanding the foregoing, the Executive expressly acknowledges and agrees that the Executive’s timely execution and non-revocation of the Executive Release of Claims is a condition to the Executive’s rights under Section 8(a)(ii), (iii) and (iv) below.
(a)    Termination by the Company Without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason:
(i)the Company shall pay to the Executive his Base Salary, unused vacation pay accrued or prorated through the Date of Termination, any Performance Bonus earned for the year prior to the year of termination but not yet paid, and a pro-rated Performance Bonus for the year of termination (as calculated below), and shall reimburse the Executive pursuant to Section 5(d) for reasonable business expenses incurred but not paid prior to such termination of employment (together, “Final Compensation”). The Base Salary and vacation components of Final Compensation shall be paid in a lump sum on or about the Date of Termination, within the time periods required by the laws of the state of California. Any unpaid prior-year Performance Bonus component of Final Compensation, if any, shall be paid at such time or times as annual bonuses are paid generally to the Company’s senior executives (but in no event later than March 15th of the year following that in which such bonus was earned). The pro-rated Performance Bonus component of the Final Compensation, if any, shall be calculated by multiplying the Performance Bonus (if any) paid to the Executive (or still owed to the Executive) for the first full calendar year prior to the year in which such termination occurs by a fraction, the numerator of which is the number of days that the Executive was employed during the year in which the termination occurs and the denominator of which is 365, and, subject to Section

8(e), including without limitation, Sections 8(e)(iii) and (iv), the resulting amount shall be paid on the 60th day after the Date of Termination;
(ii)provided the Executive signs, returns and does not revoke the Executive Release of Claims as set forth above, the Company shall pay to the Executive a lump-sum cash payment equal to the sum of the Executive’s then-current Base Salary plus the total Performance Bonus amount paid to the Executive (or still owed to the Executive) for the first full calendar year prior to the year in which such termination occurs, multiplied by two, subject to Section 8(e), including, without limitation, Sections 8(e)(iii) and (iv), and such payment shall be made on the 60th day after the Date of Termination;
(iii)provided the Executive signs, returns and does not revoke the Executive Release of Claims as set forth above, for the period commencing with the first full calendar month following the Date of Termination and ending on the earlier of (A) the day preceding the third anniversary thereof or (B) the date on which the Executive becomes entitled to coverage under the group health plan of a subsequent employer (the “Coverage Period”), the Company shall pay the Executive an additional amount of $5,000 per month, payable in substantially equal, taxable installments on the Company’s regularly scheduled payroll dates (net of applicable deductions and withholding), with any amounts otherwise payable prior to the 60th day following the Date of Termination instead payable on the first payroll date occurring on or after such 60th day, provided, that the Executive shall provide the Company with written notice within 15 days after becoming eligible for coverage under the group health plan of any subsequent employer; and
(iv)provided the Executive signs and returns the Executive Release of Claims as set forth above, the vesting and lapsing of restrictions shall automatically accelerate on all unvested or restricted equity awards awarded to the Executive prior to the Date of Termination (including, without limitation, the Time-Based Restricted Shares, the Performance Shares (which shall vest as if the highest Target Stock Price (i.e., the $69.85 threshold set forth above) had been achieved) and any restricted shares of Company common stock issued in respect of Performance Shares), and all such awards shall remain exercisable for the full life of such awards (determined without regard to the Executive’s termination of employment).
(b)     Termination by the Company for Cause or by the Executive Without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive other than for Good Reason, the Company shall pay the Executive the Final Compensation at the time and in the manner set forth in Section 8(a)(i) hereof. The Company shall have no further obligation to the Executive upon such termination of employment.

(c)    Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), the Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b), and the Company may, in its discretion, designate another individual to act in the Executive’s place, and such designation shall not constitute Good Reason. In the event the Executive’s employment is terminated for Disability pursuant to Section 6(b), (i) the Company shall (A) pay to the Executive the Final Compensation at the time and in the manner set forth in Section 8(a)(i) hereof, and, provided the Executive signs and returns the Executive Release of Claims as set forth above, (B) pay to the Executive a lump-sum cash payment equal to the sum of one year of the Executive’s Base Salary plus the total Performance Bonus as calculated pursuant to Section 8(a)(ii), which payment shall be made on the 60th day after the Date of Termination, and (ii) the vesting and lapsing of restrictions shall automatically accelerate on all unvested or restricted equity awards awarded to the Executive prior to the Date of Termination (including, without limitation, the Time-Based Restricted Shares, the Performance Shares (which shall vest as if the highest Target Stock Price (i.e., the $69.85 threshold set forth above) had been achieved) and any restricted shares of Company common stock issued in respect of Performance Shares), and all such awards shall remain exercisable for the full life of such awards (determined without regard to the Executive’s termination of employment). The Company shall have no further obligation to the Executive upon such termination of employment.
(d)    Death. If the Executive’s employment is terminated by his death,(i) the Company shall (A) pay the Final Compensation to the Executive’s beneficiary, legal representatives or estate, as the case may be, at the time and in the manner set forth in Section 8(a)(i) hereof, and, provided the Executive’s estate signs and returns the Executive Release of Claims as set forth above, (B) pay to the Executive’s beneficiary, legal representatives or estate, as the case may be, a lump-sum cash payment equal to the sum of one year of the Executive’s Base Salary plus the total Performance Bonus as calculated pursuant to Section 8(a)(ii), which payment shall be made on the 60th day after the Date of Termination, and (ii) the vesting and lapsing of restrictions shall automatically accelerate on all unvested or restricted equity awards awarded to the Executive prior to the Date of Termination (including, without limitation, the Time-Based Restricted Shares, the Performance Shares (which shall vest as if the highest Target Stock Price (i.e., the $69.85 threshold set forth above) had been achieved) and any restricted shares of Company common stock issued in respect of Performance Shares), and all such awards shall remain exercisable for the full life of such awards (determined without regard to the Executive’s termination of employment). The Company shall have no further obligation to the Executive upon such termination of employment.

(e)    Code Section 409A Compliance.
(i)    To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code (“Section 409A”), in accordance with one or more of the exemptions available under the final Treasury Regulations promulgated under Section 409A and, to the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.
(ii)    Notwithstanding anything in this Agreement or elsewhere to the contrary, for purposes of determining the payment date of any amounts that are treated as nonqualified deferred compensation under Section 409A that become payable under this Agreement in connection with a termination of employment, the date that the Executive is deemed to have incurred a termination of employment shall be the date on which the Executive has incurred a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h), or in subsequent Internal Revenue Service guidance under Section 409A.
(iii)    Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Company reasonably determines that (A) the Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of the Executive’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) and (B) commencement of any payments or other benefits payable under this Agreement in connection with the Executive’s separation from service on the scheduled payment dates specified in Section 8(a) through (c), will subject the Executive to an “additional tax” under Section 409A(a)(1)(B) (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “Section 409A Tax”), then the Company shall withhold payment of any such payments or benefits until the first business day of the seventh month following the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death (the “Delayed Payment Date”). In the event that this Section 8(e)(iii) requires any payments to be withheld, such withheld payments shall be accumulated and paid in a single lump sum, with interest equal to the “short-term applicable Federal rate” (within the meaning of Section 1274(d) of the Code), compounded annually, in effect on the date of such termination, on the Delayed Payment Date and the balance of the payments shall be made as otherwise scheduled.

(iv)    In each case where this Agreement provides for the payment of an amount that constitutes nonqualified deferred compensation under Section 409A to be made to the Executive within a designated period (e.g., within 30 days after the date of termination) and such period begins and ends in different calendar years, the exact payment date within such range shall, subject to Section 8(e)(iii) above, be determined by the Company, in its sole discretion, and the Executive shall have no right to designate the year in which the payment shall be made.
(v)    The Company and the Executive may agree to take other actions to avoid the imposition of a Section 409A Tax at such time and in such manner as permitted under Section 409A. To the extent applicable, each of the exceptions to Section 409A’s prohibition on acceleration of payments of deferred compensation provided under Treasury Regulation 1.409A-3(j)(4) shall be permitted under this Agreement.
(vi)    Each of the Company and the Executive acknowledge and agree that (A) they have had their own independent legal counsel review this Agreement for purposes of compliance with the requirements of Section 409A or an exemption therefrom, and (B) each party is relying solely on the advice of its independent legal counsel for such purposes.
9.     Section 280G.
(a)    Excess Parachute Payment Limitation. Notwithstanding anything contained herein to the contrary, any payment or benefit received or to be received by the Executive in connection with a “change in control event” that would constitute a “parachute payment” (each within the meaning of Code Section 280G), whether payable pursuant to the terms of this Agreement or any other plan, arrangements or agreement with the Company (collectively, the “Total Payments”), shall be reduced to the least extent necessary, if any, so that no portion of the Total Payments shall be subject to the excise tax imposed by Code Section 4999, but only if, by reason of such reduction, the Net After-Tax Benefit (as defined below) received by the Executive as a result of such reduction will exceed the Net After-Tax Benefit that would have been received by the Executive if no such reduction was made. If excise taxes may apply to the Total Payments, the foregoing determination will be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Executive and reasonably acceptable to the Company. The Executive will direct the Accounting Firm to submit any such determinations and detailed supporting calculations to both the Executive and the Company at least 15 days prior to the payment of any amount that would, absent the reduction contemplated by this Section 9, constitute an “excess parachute payment” (within the meaning of Code Section 280G).

(b)    Order of Reduction. If the Accounting Firm determines that a reduction in payments is required by this Section 9, first non-cash benefits that are not equity-related shall be reduced, then equity vesting acceleration and next new equity grants shall be reduced, followed by a reduction of cash payments, including, without limitation, the severance contemplated by Section 8(a)(ii) above, beginning with payments that would be made last in time, in all cases, (i) if and to the extent not already provided, accelerated, granted or paid, as applicable, prior to the date of such reduction, (ii) only to the least extent necessary so that no portion thereof shall be subject to the excise tax imposed by Code Section 4999, (iii) in a manner that results in the best economic benefit to the Executive and (iv) to the extent economically equivalent, in a pro rata manner, and the Company shall pay or provide such reduced amounts to the Executive in accordance with the applicable terms of the controlling agreement.
(c)    Cooperation; Expenses. If applicable, the Company and the Executive will each provide the Accounting Firm, as reasonably requested by the Accounting Firm, access to and copies of any books, records and documents in their respective possessions, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 9. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 9 will be borne by the Company.
(d)    Net After-Tax Benefit. “Net After-Tax Benefit” means (i) the Total Payments that the Executive becomes entitled to receive from the Company which would constitute “parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state and local income and employment taxes payable with respect to the Total Payments, calculated at the maximum applicable marginal income tax rate, less (iii) the amount of excise taxes imposed with respect to the Total Payments under Code Section 4999.
(e)    Additional 280G Payments.  If the Executive receives reduced payments by reason of this Section 9 and it is established pursuant to a final determination of the court or an Internal Revenue Service proceeding that the Executive could have received a greater amount without resulting in an excise tax, then the Company shall promptly thereafter pay the Executive the aggregate additional amount which could have been paid without resulting in an excise tax as soon as practicable.

10.    Mitigation. The Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due the Executive under this Agreement on account of subsequent employment (including self-employment) except as specifically provided herein. Additionally, amounts owed to the Executive under this Agreement shall not be offset by any claims the Company may have against the Executive, and the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.
11.    Restrictive Covenants.
(a)    Confidential Information.
(i)The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive has developed and will develop Confidential Information for the Company or its Affiliates and that the Executive has learned and will learn of Confidential Information during the course of his employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and Confidential Information, knowledge or data relating to the Company, its Affiliates and their businesses and investments, which shall have been obtained by the Executive during the Executive’s employment by the Company and which is not generally available public knowledge (other than by acts of the Executive in violation of this Agreement or by any other person having an obligation of confidentiality to the Company or any of its Affiliates). Except as may be required or appropriate in connection with carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), use, communicate or divulge any such trade secrets, Confidential Information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business; provided, that the Executive may disclose Confidential Information to his attorneys, accountants and other advisors. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.
Notwithstanding anything in this Agreement to the contrary, nothing herein will be construed to prohibit the Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the Equal

Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that the Executive may not disclose information of the Company or any of its affiliates that is protected by the attorney-client privilege, except as otherwise required by law. The Executive does not need the prior authorization of the Company to make any such reports or disclosures, and the Executive is not required to notify the Company that the Executive made such reports or disclosures.
For purposes of this Agreement, “Confidential Information” shall mean any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business, and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates, would assist in competition against them. Confidential Information includes, without limitation, such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iii) the identity and special needs of the customers of the Company and its Affiliates and (iv) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed to others.
For purposes of this Agreement, “Affiliates” shall mean all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.
(ii)All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or the Company or its designee may specify, all Documents then in the Executive’s possession or control.

(b)    Restricted Activities. The Executive hereby agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, trade secrets, Confidential Information and other legitimate interests of the Company and its Affiliates. In consideration of the Executive’s employment hereunder, and the Company’s agreement to grant the Executive access to trade secrets and other Confidential Information of the Company and its Affiliates and to their customers, and in view of the confidential position to be held by the Executive hereunder, the Executive agrees as follows:
(i)Non-Solicitation. During the Employment Period and during the two-year period immediately following termination of the Employment Period (such two-year period, the “Restricted Period”), the Executive shall not, directly or indirectly, hire, solicit for hiring or assist in any way in the hiring of any employee or exclusive independent contractor of the Company or any of its Affiliates, or induce or otherwise attempt to influence any employee or independent contractor to terminate or diminish such employment or contractor relationship or to become employed by any other Competing Business or in any other business in which the Company or any of its Affiliates is engaged. For the purposes of this Section 11, a “Competing Business” is a person or enterprise engaged in the following activities: (i) the promotion or production of live music shows or (ii) the following activities, to the extent the Company or any of its Affiliates is actively and meaningfully engaged in such activity: (A) the operation of entertainment venues or (B) the management of its third-party ticketing relationships, in-house ticketing operations and online and wireless ticketing and music distribution activities. For purposes of this Agreement, an “employee” of the Company or any of its Affiliates is any person who was such at any time during the Restricted Period.
(c)    Assignment of Rights to Intellectual Property.
(i)The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including, without limitation, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(ii)For purposes of this Agreement, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that arise out of the Executive’s services hereunder and relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates; and “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.
(d) Conflict of Interest. The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.
(e)    Modification of Covenants. The parties hereby acknowledge that the restrictions in this Section 11 have been specifically negotiated and agreed to by the parties hereto, and are limited only to those restrictions necessary to protect the Company and its Affiliates from unfair competition. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restrictions in Section 11 hereof, and agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, trade secrets, Confidential Information and other legitimate interests of the Company and its Affiliates; and that each and every one of those restraints is reasonable with respect to subject matter, length of time and geographic area. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this Section 11 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court shall modify and enforce the covenant to permit its enforcement to the maximum extent permitted by law. Each provision, paragraph and subparagraph of this Section 11 is separable from every other provision, paragraph and subparagraph, and constitutes a separate and distinct covenant.

(f)    Remedies. The Executive hereby expressly acknowledges that any breach or threatened breach by the Executive of any of the terms set forth in Section 11 of this Agreement would result in significant, irreparable and continuing injury to the Company, the monetary value of which would be difficult to establish or measure. Therefore, the Executive agrees that, in addition to any other remedies available to it, the Company shall be entitled to preliminary and permanent injunctive relief in a court of appropriate jurisdiction against any breach or threatened breach, without having to post bond, as well as the recovery of all reasonable attorneys’ fees expended in enforcing its rights hereunder.
12.    Indemnification.
(a)    General. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Executive is or was a trustee, director or officer of the Company, or is or was serving at the request of the Company or any subsidiary as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company, and shall inure to the benefit of his heirs, executors and administrators.
(b)    Expenses. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, costs, attorneys’ fees, accountants’ fees and disbursements and costs of attachment or similar bonds, investigations and any expenses of establishing a right to indemnification under this Agreement.
(c)    Enforcement. If a valid claim or request under this Agreement is not paid by the Company or on its behalf within 30 days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and, if successful in whole or in part, the Executive shall be further entitled to be paid the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Delaware law.

(d)    Partial Indemnification. If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such Expenses to which the Executive is entitled.
(e)    Advances of Expenses. Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the Company pay such Expenses; but, only in the event that the Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which the Executive is not entitled to indemnification and (ii) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.
(f)    Notice of Claim. The Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive’s power and at such times and places as are mutually convenient for the Executive and the Company.
(g)    Defense of Claim. With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof:
(i)The Company will be entitled to participate therein at its own expense.
(ii)Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. The Executive shall also have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Executive, and, under such circumstances, the fees and expenses of such counsel shall be at the expense of the Company.
(iii)Neither the Company nor its Affiliates shall be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on the Executive without the Executive’s written consent. Neither the Company nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.

(h)    Non-Exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 12 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or bylaws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.
(i)    D&O Insurance. The Company covenants to maintain during the Executive’s employment for the benefit of the Executive (in his capacity as an officer and/or director of the Company) directors’ and officers’ insurance providing benefits to the Executive no less favorable, taken as a whole, than the benefits provided to the other similarly-situated executives and directors of the Company; provided, however, that the Board may elect to terminate directors’ and officers’ insurance for all officers and directors, including the Executive, if the Board determines in good faith that such insurance is not available or is available only at unreasonable expense.
13.    Arbitration. Except as provided for in Section 11 of this Agreement, if any contest or dispute arises between the parties with respect to this Agreement, which are not settled by agreement between the Company and the Executive, such contest or dispute shall be finally determined by arbitration under the employment arbitration rules of the JAMS/Endispute (which may be reviewed at www.jamsadr.com/rules-employment) before a single neutral arbitrator, as selected by the parties in the JAMS/Endispute rules. The arbitration shall be held in Los Angeles, California, or such other location mutually agreed upon by the Company and the Executive. The Company will pay the costs unique to arbitration, including the arbitrator’s fees and administration fee for the arbitration, and the arbitrator shall render a reasoned award in writing and allow each party reasonable discovery. For the avoidance of doubt, each party shall bear its own attorneys’ fees and expert witness fees unless applicable law provides for an award of such fees and the arbitrator includes such fees in the arbitrator’s final award. The arbitration shall provide the exclusive remedy for covered disputes, and the Company and the Executive expressly waive any right it or he may have to seek redress in any other forum. Any decision and award or order of the arbitrator shall be final and binding upon the Company and the Executive and judgment thereon may be entered in the any court having jurisdiction. BOTH THE COMPANY AND THE EXECUTIVE UNDERSTAND THAT BY USING ARBITRATION TO RESOLVE DISPUTES THEY ARE GIVING UP AND WAIVING ANY RIGHT THAT THEY MAY HAVE TO A JUDGE OR JURY TRIAL WITH REGARD TO ALL ISSUES CONCERNING EMPLOYMENT OR OTHERWISE COVERED BY THIS AGREEMENT.

14.    Successors; Binding Agreement.
(a)    The Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinabove defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
(b)    The Executive’s Successors. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his right to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Executive’s death, this Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Executive’s interests under this Agreement. The Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If the Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so designated in writing by the Executive, or otherwise to his legal representatives or estate.
15.    Notices. Any notice provided for in this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid. If to the Company, the notice will be sent to Live Nation, Attention: General Counsel, 9348 Civic Center Drive, Beverly Hills, California 90210. If to the Executive, the notice will be sent to the Executive’s home address then on file with the Company’s Human Resources Department, with a copy sent to: Grubman Shire Meiselas & Sacks, P.C., Carnegie Hall Tower, 152 W. 57th Street, New York, NY 10019, Attention: Allen J. Grubman, Esq. and Eric D. Sacks, Esq. Such notices may alternatively be sent to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

16.    Miscellaneous. No provisions of this Agreement may be amended, modified or waived unless such amendment or modification is agreed to in writing signed by the Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.
17.    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
18.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
19.    Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and, except as expressly set forth in Section 5(b) above, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter, including, without limitation, the 2009 Agreement, and excluding only (i) any existing obligations on the part of the Executive with respect to Confidential Information, assignment of intellectual property and the like and (ii) any existing equity award agreements between the Company and the Executive. Except as expressly set forth in Section 5(b) above, any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.
20.    Taxes. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.
21.    Noncontravention. The Company represents that the Company is not prevented from entering into or performing this Agreement by the terms of any law, order, rule or regulation, its bylaws or declaration of trust or any agreement to which it is a party, other than which would not have a material adverse effect on the Company’s ability to enter into or perform this Agreement.
22.    Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth below, to be effective as of the Effective Date.
EXECUTIVE
DATE: December 15, 2017        /s/ Michael Rapino
        Michael Rapino
LIVE NATION ENTERTAINMENT, INC.
DATE: December 15, 2017        BY:

        /s/ Michael G Rowles
        Michael G. Rowles
Executive Vice President, General Counsel and Secretary

EXHIBIT A
RELEASE OF CLAIMS
FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the employment agreement between me and Live Nation Entertainment, Inc. (the “Company”) effective as of November 1, 2017 (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company, and all of its subsidiaries and other affiliates, past, present and future officers, directors, trustees, stockholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns and all others connected with any of them, all of the foregoing both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its subsidiaries or other affiliates or the termination of that employment, including, without limitation, (i) any and all claims pursuant to any federal, state or local law, regulation or other requirement; and (ii) any and all claims of employment discrimination on any basis under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its subsidiaries or other affiliates, each as amended from time to time.
Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement after the effective date of this Release of Claims, (ii) claims to enforce my rights and/or the Company’s obligations pursuant to Sections 8, 9, 10 and 12 of the Agreement; (iii) any right of indemnification or contribution that I have pursuant to the certificate of incorporation or bylaws of the Company or any of its subsidiaries or other affiliates or any rights with respect to officers’ and directors’ liability insurance, and (iv) any claims under any of the equity incentive plan and equity-based award agreements referenced in the Agreement with respect to any securities (including shares, options and any other equity-based rights) that I continue to hold after I sign this Release of Claims.
This Release of Claims covers both claims that I know about and those I may not know about. I expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. I understand the significance of my release of unknown claims and my waiver of statutory protection against a release of unknown claims, including, without limitation, claims otherwise protected under California Civil Code Section 1542 (“Section 1542”) or any other applicable similar state or federal law. Section 1542 provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

For a period of two years following the date hereof, I agree that I will not make or cause to be made any statements, verbally, electronically, in writing or in any other form, with the intent to be derogatory or disparaging about the Company, its businesses, affiliates, subsidiaries, officers, directors or employees.
In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to 21 days (or such longer period as the Company may specify) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.
I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven days of the date of my signing by written notice to the Chairman of the Board of Directors of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.
Intending to be legally bound, I have signed this Release of Claims as of the date written below.

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EXHIBIT B
RELEASE OF CLAIMS
FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, and as required by the agreement between Live Nation Entertainment, Inc. (the “Company’) and Michael Rapino (the “Executive”) effective as of November 1, 2017 (the “Agreement”), the Company, and on behalf of its predecessors, affiliates and successors, and each of its past, present and future officers, directors, employees, representatives, attorneys, insurers, agents and assigns, individually and in their official capacities, hereby release and forever discharge the Executive from any and all causes of action, rights or claims of any type or description, known or unknown, which they have had in the past, now have, or might now have, through the date of signing of this Release of Claims, in any way resulting from, arising out of or connected with the Executive’s employment by the Company or any of its subsidiaries or other affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirements, including, without limitation, those arising under common law.
Excluded from the scope of this Release of Claims is (i) any claim arising under Sections 11 (a), (b) and (c) of the Agreement after the effective date of this Release of Claims and (ii) any claims relating to the Executive’s commission of fraud or criminal acts against the Company or its affiliates, or other substantial, willful and intentional misconduct related to the Executive’s employment with the Company or any of its affiliates.
Intending to be legally bound, the Company has signed this Release of Claims as of the date written below.
Live Nation Entertainment, Inc.

By:
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Title:
Date Signed: